Exhibit 4.1

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

THIS AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this “Amendment”) is made as of the 14th day of December, 2012, by and between GENON ENERGY, INC., a Delaware corporation, formerly known as RRI Energy, Inc. (the “Company”), and Computershare Trust Company, N.A. (“Computershare”).

WHEREAS, the Company and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) are parties to that certain Rights Agreement, dated as of January 15, 2001, as amended by Amendment No. 1, dated November 23, 2010, between the Company, JPMorgan Chase and Computershare, as successor to JPMorgan Chase as Rights Agent (the “Rights Agreement”);

WHEREAS, Section 27 of the Rights Agreement permits the Company to amend the Rights Agreement on the terms set forth in this Amendment;

WHEREAS, as of the date hereof, no Person has become an Acquiring Person under the Rights Agreement, and the Company has satisfied all requirements to effect an amendment to the Rights Agreement;

WHEREAS, the Company, NRG Energy, Inc., a Delaware corporation (“NRG”), and Plus Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“NRG Merger Sub”), have entered into an Agreement and Plan of Merger dated July 20, 2012 (the “NRG Merger Agreement”);

WHEREAS, pursuant to Section 6.23 of the NRG Merger Agreement, the Company has agreed to take all action necessary to cause the Rights Agreement to terminate immediately prior to the NRG Merger Effective Time (as the term “Effective Time” is defined in the NRG Merger Agreement) without payment of any consideration to any holder of the Rights;

WHEREAS, the Company has approved the NRG Merger (as the term “Merger” is defined in the NRG Merger Agreement) for purposes of clause (v) of the definition of “Acquiring Person” in the Rights Agreement, and, accordingly, none of NRG, NRG Merger Sub or their Affiliates (as defined in the NRG Merger Agreement) will, solely as a result of the NRG Merger, be an Acquiring Person under the Rights Agreement;

WHEREAS, the Company’s Board of Directors has authorized and empowered the President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, and the Executive Vice President, General Counsel and Corporate Secretary of the Company, or any of them acting alone (the “Authorized Officers”), to amend the Rights Agreement to effect the termination of the Rights Agreement immediately prior to the NRG Merger Effective Time;

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1.                                      Section 1 of the Rights Agreement is hereby amended by adding the following terms in the appropriate alphabetical order:

“NRG Merger Effective Time” shall have the meaning ascribed to the term “Effective Time” in the NRG Merger Agreement.

“NRG Merger Agreement” shall mean the Agreement and Plan of Merger dated as of July 20, 2012, by and among the Company, NRG and NRG Merger Sub.

“NRG Merger Sub” shall mean Plus Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of NRG.

“NRG” shall mean NRG Energy, Inc., a Delaware corporation.

2.                                      The definition of “Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended to read in its entirety:

“Expiration Date” shall mean the earliest of: (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which all Rights then outstanding and exercisable are exchanged pursuant to Section 24 hereof, (v) the repeal of Section 382 or any successor statute if the Board of Directors of the Company determines that this Agreement is no longer necessary for the preservation of Tax Benefits, (vi) the date on which the Board of Directors determines that no Tax Benefits may be carried forward and (vii) the point in time immediately prior to the NRG Merger Effective Time, but only if such NRG Merger Effective Time shall occur.”

3.                                      The Company shall notify the Rights Agent of the occurrence of the NRG Merger Effective Time promptly thereafter.

4.                                      The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment, mutatis mutandis.

5.                                      The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

6.                                      If the NRG Merger Agreement is terminated, then from and after such time this Amendment shall be of no further force and effect and the Rights Agreement shall be restored to the terms that existed immediately prior to execution of this Amendment, and the Company shall notify the Rights Agent of the occurrence of the termination of the NRG Merger Agreement promptly thereafter.

7.                                      The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.  To the extent there is a conflict between the terms and provisions of the Rights Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only.

8.                                      All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

9.                                      If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.                               This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

11.                               This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 14th day of December, 2012.

GENON ENERGY, INC.

By:	/S/ MICHAEL L. JINES
Name:	Michael L. Jines
Title:	Executive Vice President, General Counsel and Chief Compliance Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/S/ DENNIS V. MOCCIA
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration